Exhibit 99.5

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2018

The following unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2018 has been prepared to show the impact on Spirit of Texas Bancshares, Inc.’s (“Spirit”) historical financial position and results of operations of the completion of the acquisition of First Beeville Financial Corporation (“Beeville”) on April 2, 2019, including the issuance of 1,579,268 shares of Spirit common stock to Beeville shareholders.

The unaudited pro forma combined condensed consolidated financial information and explanatory notes are based upon the following assumptions: (i) a closing price of Spirit common stock of $21.20 per share, which was the closing price of Spirit common stock on April 2, 2019, as to the issuance of 1,579,268 shares of Spirit common stock to Beeville shareholders; and (ii) net cash payment to Beeville shareholders of $32,375,000, for a total consideration of $65.9 million.

The unaudited pro forma combined condensed consolidated balance sheet gives effect to the Beeville acquisition as business combinations under generally accepted accounting principles (“GAAP”). Accordingly, all Beeville assets and liabilities were recorded at their respective fair values and the excess of the merger consideration over the fair value of Beeville’s net assets was allocated to goodwill. Pro forma adjustments are included only to the extent they are (i) directly attributable to Beeville acquisition and (ii) factually supportable. The pro forma adjustments are based on estimates made for the purpose of preparing the unaudited pro forma combined condensed consolidated balance sheet and are described in the accompanying footnotes. Spirit’s management believes that the estimates used in the unaudited pro forma combined condensed consolidated balance sheet are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the Beeville acquisition will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the unaudited pro forma combined condensed consolidated balance sheet does not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

Certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Beeville. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Spirit and Beeville been combined during these periods.

The unaudited pro forma combined condensed consolidated balance sheet sets forth the information as if the Beeville acquisition had become effective on December 31, 2018.

In preparing the unaudited pro forma combined condensed consolidated balance sheet in accordance with GAAP, the following historical information was used: (i) Spirit’s Annual Report filed on Form 10-K for the year ended December 31, 2018, and (ii) Beeville’s audited consolidated financial statements for the year ended December 31, 2018.

			Beeville			Pro Forma
			Acquisition			Combined
	Spirit	Beeville	Adjustments			Company
	(Dollars in thousands)
Assets:
Cash and cash equivalents	89,015	57,400	(34,102)	(a	)	112,313
Investment securities:
Available for sale securities, at fair value	179,461	62,952	—			242,413
Loans held for sale	3,945	—	—			3,945
Loans:
Loans held for investment	1,092,940	297,824	(3,374)	(b	)	1,387,390
Less: allowance for loan and lease losses	(6,286)	(3,492)	3,492	(c	)	(6,286)

Loans, net	1,086,654	294,332	118			1,381,104

Premises and equipment, net	53,877	7,177	1,250	(d	)	62,304
Other real estate owned and repossessed assets	782	1,359	—			2,141
Goodwill	18,253	—	26,342	(e	)	44,595
Core deposit intangible	8,558	—	5,840	(f	)	14,398
SBA servicing asset	3,965	—	—			3,965
Deferred tax asset, net	328	995	(1,435)	(g	)	(112)
Bank-owned life insurance	7,401	7,859	—			15,260
Federal Home Loan Bank and other bank stock, at cost	5,304	1,061	—			6,365
Other assets	9,210	1,867	—			11,077

Total assets	1,466,753	435,002	(1,987)			1,899,768

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	256,784	90,869	—			347,653
Interest-bearing	378,822	246,106	—			624,928

Total transaction accounts	635,606	336,975	—			972,581
Time deposits	547,042	57,862	200	(h	)	605,104

Total deposits	1,182,648	394,837	200			1,577,685
FHLB Advances	80,416	—	—			80,416
Other liabilities	4,893	2,241	3,984	(i	)	11,118

Total liabilities	1,267,957	397,078	4,184			1,669,219

Stockholders’ Equity:
Common stock	169,939	1,254	32,226	(j	)	203,419
Retained earnings	27,003	40,222	(41,949)	(k	)	25,276
Accumulated other comprehensive income (loss)	1,854	(801)	801	(k	)	1,854
Treasury stock, at cost	—	(2,751)	2,751	(k	)	—

Total stockholders’ equity	198,796	37,924	(6,171)			230,549

Total liabilities and stockholders’ equity	1,466,753	435,002	(1,987)			1,899,768

The estimated fair values of the assets acquired and liabilities assumed in the Beeville acquisition are as follows:

Assets of acquired bank:
Cash and cash equivalents	$57,400
Securities available for sale	69,952
Loans	294,450
Premises and equipment	8,427
Core deposit intangible	5,840
Deferred tax asset, net	(440)
Other real estate	1,359
Other assets	10,787

Total assets acquired	440,775

Liabilities of acquired bank:
Deposits	395,037
Trust Preferred Securities	—
Other Liabilities	6,225

Total liabilities assumed	401,262

Net assets acquired	39,513

Common stock issued	33,480
Cash paid	32,375

Total purchase price	$65,855

Excess of consideration paid over fair value of net assets acquired - Goodwill	$26,342

(a)	Record cash paid at close of $32.4 million and transaction costs attributable to Spirit of $802 thousand and attributable to Beeville of $925 thousand.
(b)

Estimated fair market value adjustment on the acquired loan portfolio, which includes a $3.6 million adjustment for expected credit losses partially offset by a $200 thousand interest premium. The credit fair market value adjustment was estimated as 1.2% of the loan portfolio and the interest premium was estimated based upon loan portfolio yields for a group of ten of Beeville’s peer banks compared to the yield on Beeville’s loan portfolio. This fair market value adjustment is being accreted into interest income on a straight-line basis over the ten year average life of the portfolio.

(c)	Eliminate acquiree’s allowance for loan losses.
(d)

Estimated fair market value adjustment on premises acquired based upon insured value. Depreciation on the portion of the portion of the fair market value adjustment estimated to be attributable to buildings, furniture, and fixtures of $1.2 million will be taken over an estimated life of 30 years on a straight-line basis.

(e)	Record goodwill for amount of consideration and liabilities assumed over fair value of the assets received.
(f)

Estimated core deposit intangible calculated as 2.0% of non time deposits excluding public funds up for bid. Amortization of core deposit intangible will occur over a ten year life using the sum of the years digits method. Estimated amortization in years one through five are $1.1 million, $956 thousand, $849 thousand, $743 thousand and $637 thousand, respectively.

(g)

Estimated fair market value adjustment on acquired deferred tax assets and liabilities, net using a 21.0% enacted tax rate. The fair market value adjustment of the deferred tax asset is $1.4 million. The significant components are a deferred tax asset related to acquired loans fair value adjustment of $709 thousand, a deferred tax liability related to premises and equipment of $263 thousand, a deferred tax liability related to core deposit intangible of $1.3 million, and the elimination of the deferred tax asset related to Beeville’s historical allowance for loan losses of $613 thousand. Acquired deferred tax assets materially consists of deferred taxes on deferred loan fees ($208 thousand). Acquired deferred tax liabilities materially consist of deferred taxes on premises and equipment ($201 thousand) and OREO ($109 thousand).

(h)	Estimated fair market value adjustment on time deposits based upon published market time deposit rates compared to the yield on Beeville’s time deposits.
(i)

Liability arising from Change in Control Agreement and Stock Appreciation Rights Plan Award Agreements that were in place prior to the reorganization agreement. The value of the stock appreciation rights was derived using the April 2, 2019 closing price of Spirit common stock of $21.20.

(j)	Issue 1,579,268 shares of Spirit common stock at April 2, 2019 closing price of $21.20 for a total of $33.5 million in equity consideration.
(k)	Eliminate Beeville capital accounts. Adjustment to retained earnings includes $1.7 million in closing costs.